Exhibit 10.2

EXECUTION VERSION

CONTRIBUTION AND UNIT PURCHASE AGREEMENT

This Contribution and Unit Purchase Agreement (this “Agreement”), dated as of July 20, 2014 (the “Execution Date”), is by and among Compressco Partners L.P., a Delaware limited partnership (the “Partnership”), Compressco Partners GP, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), and TETRA Technologies, Inc., a Delaware corporation and owner of all of the outstanding equity of the General Partner (“Parent”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Partnership and the General Partner have entered into that certain Commitment Letter, dated as of July 10, 2014 (the “Commitment Letter”), which, among other things, contemplates (a) the potential borrowing of up to $175 million (and not less than $75 million) of senior secured loans under a term loan facility to the General Partner (the “GP Term Loan Facility” and such senior secured loans being the “GP Term Loans”), (b) the potential contribution by Parent directly or indirectly to the General Partner of up to $75 million in cash (the “Parent GP Contribution”), (c) in the event of receipt by the General Partner of cash proceeds from one or both of the GP Term Loans or the Parent GP Contribution, the contribution of such cash proceeds by the General Partner to the Partnership in exchange for Common Units (the “GP Equity Investment”) and (d) the potential borrowing of up to $450 million under a bridge facility (the “LP Bridge Facility” and such senior loans being the “LP Bridge Loans”));

WHEREAS, the proceeds of such purchase of the GP Equity Investment would be used by the Partnership to fund, among other things, a portion of the purchase price for the acquisition of all of the outstanding capital stock of Compressor Systems, Inc., a Delaware corporation (“CSI,” and the acquisition thereof, the “Acquisition”), from Warren Equipment Company, a Delaware corporation (the “Seller”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”);

WHEREAS, under certain circumstances set forth in the Commitment Letter, the consummation of one or both of the Parent GP Contribution and the GP Equity Investment may be required as a condition to the closing and the extension of the GP Term Loans under the GP Term Loan Facility and/or the LP Bridge Loans under the LP Bridge Facility (collectively, the “Financing Transactions”);

WHEREAS, in connection the Purchase Agreement and the Acquisition, the Partnership deems it in the best interest of the Partnership and its limited partners to ensure the equity contribution conditions to the Financing Transactions may be satisfied by the General Partner and the Partnership; and

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire to give effect to the transactions contemplated by the Commitment Letter.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

1. Representations and Warranties. The Partnership represents and warrants to the General Partner as set forth below in this Section 1:

(a) Formation and Qualification of the Partnership. The Partnership has been duly formed and is validly existing in good standing under the laws of the State of Delaware with all limited partnership power and authority necessary to own or hold its properties, conduct the businesses in which it is engaged, execute and deliver this Agreement and consummate the transactions contemplated hereby. The Partnership is duly registered or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification or registration, except where the failure to so qualify or register would not, (i) individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Partnership and its subsidiaries, taken as a whole (an “Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.

(b) Valid Issuance of the Purchased Units. The Purchased Units (defined below), and the limited partner interests represented thereby, will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the General Partner against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by (i) matters described in the Partnership’s Form 10-K for the year ended December 31, 2013 under the caption “Risk Factors—Risks Inherent in an Investment in Us—Our unitholders’ liability may not be limited if a court finds that unitholder action constitutes control of our business” and (ii) Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(c) Authority. The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Partnership has all requisite power and authority to issue, sell and deliver the Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement.

(d) Authorization, Execution and Delivery of Agreements. (i) This Agreement has been duly authorized, validly executed and delivered by the Partnership and (ii) the Partnership Agreement is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except, with respect to each agreement described in this clause (d), as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflicts. None of the (i) offering, issuance and sale by the Partnership of the Purchased Units, (ii) the execution, delivery and performance of this Agreement by the Partnership or (iii) consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of any organizational documents of the Partnership, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partnership is a party or by which it or any of its respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over the Partnership, or any of its properties or assets or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership, which conflicts, breaches, violations, defaults or liens, in the case of clause (B) or (D), would, individually or in the aggregate, have a Material Adverse Effect.

(f) Investment Company. The Partnership is not now, nor after the sale of the Purchased Units and application of the net proceeds from such sale as approved by the board of directors of the General Partner will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g) Absence of Certain Actions. No action has been taken and no statute, rule, regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance or sale of the Purchased Units in any jurisdiction; no injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction has been issued with respect to the Partnership which would prevent or suspend the issuance or sale of the Purchased Units; no action, suit or proceeding is pending against or, to the knowledge of the Partnership, threatened against or affecting the Partnership before any court or arbitrator or any governmental agency, body or official, domestic or foreign, which could reasonably be expected to interfere with or adversely affect the issuance of the Purchased Units or in any manner draw into question the validity or enforceability of this Agreement or any action taken or to be taken pursuant hereto.

2. Representations of the General Partner. The General Partner represents and warrants to the Partnership as set forth below in this Section 2:

(a) Formation and Qualification of the General Partner. The General Partner has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware with all corporate power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Authority. The General Partner has all requisite corporate power and authority to execute and deliver this Agreement for itself or on behalf of the Partnership and to perform its obligations hereunder.

(c) Authorization, Execution and Delivery of Agreements. This Agreement has been duly authorized, validly executed and delivered by the General Partner, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. Neither the execution, delivery and performance of this Agreement by the General Partner nor the consummation of the transactions contemplated hereby (i) conflicts or will conflict with or constitutes or will constitute a violation of the organizational documents of the General Partner, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the General Partner is a party or by which it or any of its respective properties may be bound, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over the General Partner, or any of its properties or assets or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the General Partner, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii) or (iv), would, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the General Partner.

(e) Accredited Investor, Etc. The General Partner is an accredited investor, as defined in Rule 501 under the Securities Act. The General Partner is making this investment for its own account and not for the account of others and is not buying the Purchased Units with the present intention of reselling them. The General Partner has conducted its own diligence regarding its investment in the Purchased Units and has sought such accounting, legal and tax advice as the General Partner considers necessary to make an informed investment decision with respect to the Purchased Units. The General Partner is experienced in investment and business matters (or has been advised by an investment adviser who is so experienced), understands fully the nature of the risk involved in its investment in the Purchased Units acquired hereunder and is financially able to assume such risks.

3. Representations of Parent. Parent represents and warrants to the General Partner as set forth below in this Section 3:

(a) Formation and Qualification of Parent. Parent has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware with all corporate power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) Authorization, Execution and Delivery of Agreements. This Agreement has been duly authorized, validly executed and delivered by Partner, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation of the transactions contemplated hereby (i) conflicts or will conflict with or constitutes or will constitute a violation of the organizational documents of Parent, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent is a party or by which it or any of its respective properties may be bound, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over Parent, or any of its properties or assets or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Parent, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii) or (iv), would, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of Parent.

4. Parent GP Contribution. Subject to the terms and conditions, and in reliance upon the representations and warranties, herein set forth, on the Closing Date, simultaneously with or immediately following the consummation of the Financing Transaction, Parent agrees to effect, directly or indirectly through one of its wholly owned subsidiaries, as contemplated under the GP Term Loans, the Parent GP Contribution; provided that the amount of the Parent GP Contribution shall be otherwise in accordance with the terms and conditions of the Commitment Letter and the definitive documents contemplated thereby.

5. Unit Purchase.

(a) Subject to the terms and conditions, and in reliance upon the representations and warranties, herein set forth, on the Closing Date, simultaneously with or immediately following the consummation of the Parent GP Contribution, the Partnership agrees to sell to the General Partner, and the General Partner agrees to purchase from the Partnership, a number of Common Units (the “Purchased Units”) equal to (i) the cash proceeds from the Parent GP Contribution and the GP Term Loans (i.e., up to $250 million), divided by (ii) an amount equal to the average closing price of a Common Unit (as reported by the NASDAQ Stock Market) for the five (5) business days ending at the close of business on the third business day prior to the Closing Date (the “Purchase Price”) (rounding down such number of Units to the nearest whole unit to avoid fractional units); provided that, if any Common Units are purchased in connection with a Public Equity Offering (as defined in the Commitment Letter) of Common Units as contemplated by the Commitment Letter but result in less than $350 million of gross proceeds contemplated under the Commitment Letter, the Purchase Price shall be equal to the price at which the Common Units are sold to the public (less discounts and commissions to be paid to any underwriter); provided, further, that the aggregate Purchase Price for all Purchased Units (x) shall not exceed $250 million and (y) shall be otherwise in accordance with the terms and conditions of the Commitment Letter and the definitive documents contemplated thereby. The General Partner shall, prior to the Closing Date, notify the other Parties in writing of (A) the Purchase Price and (B) the number of Purchased Units to be purchased.

(b) Delivery of and payment for the Purchased Units shall be made at the time the Financing Transactions are consummated on the Closing Date. Delivery of the Purchased Units shall be made to the General Partner against payment by the General Partner of the Purchase Price to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. The Partnership shall deliver original unit certificates representing the Purchased Units, duly executed by the Partnership, or units in book entry form. unless the General Partner shall otherwise instruct.

6. Conditions to the Obligations of the Parties. The Parties are only obligated to consummate the transactions contemplated herein to the extent required as a condition to the consummation of a Financing Transaction. In addition, the obligation of the General Partner to purchase the Purchased Units shall be subject to the accuracy of the representations and warranties on the part of the Partnership contained herein as of the Execution Date and the Closing Date and the performance by each of Parent and the Partnership of its obligations hereunder.

7. Termination. This Agreement shall terminate on the earliest of (a) October 10, 2014 or such earlier termination date of the Commitment Letter, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition and (c) the acceptance by the Seller or CSI or any of their affiliates of an offer for all or any substantial part of the capital stock or property and assets of CSI other than as part of the Transaction (as defined in the Commitment Letter). In the event of termination of this Agreement pursuant to this Section 7, this Agreement shall forthwith become void.

8. Notices. All communications hereunder will be in writing and effective only upon receipt. Communications will be emailed, mailed or delivered to each of the Parties at the following addresses: if sent to the Partnership, Compressco Partners GP, Inc., 24955 Interstate 45 North, Houston, Texas, Attention: General Counsel, Email: bwallace@tetratec.com; if sent to the Partnership, Compressco Partners L.P., 24955 Interstate 45 North, Houston, Texas, Attention: General Counsel and Assistant Secretary, Email: bwallace@tetratec.com; and if sent to Parent, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas, Attention: Senior Vice President and General Counsel, Email: bwallace@tetratec.com.

9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees and agents, and no other person will have any right or obligation hereunder.

10. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

11. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

12. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

13. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in Houston, Texas.

“Closing Date” shall mean the date of the initial funding under the GP Term Loan Facility and under the LP Bridge Facility (or of the issuance and sale of the Senior Notes in lieu of funding the LP Bridge Facility).

“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Compressco Partners, L.P., dated effective as of June 20, 2011.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

COMPRESSCO PARTNERS L.P.

By:	Compressco Partners GP Inc.,
its general partner

By:	/s/ Ronald J. Foster
Ronald J. Foster
President

COMPRESSCO PARTNERS GP INC.

By:	/s/ Ronald J. Foster
Ronald J. Foster
President

TETRA TECHNOLOGIES, INC.

By:	/s/ Stuart M. Brightman
Stuart M. Brightman
President and CEO

[Signature Page to Contribution and Unit Purchase Agreement]